UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2026

SINTX Technologies, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-33624	84-1375299
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1885 West 2100 South

Salt Lake City, UT 84119

(Address of principal executive offices, including Zip Code)

Registrant’s telephone number, including area code: (801) 839-3500

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class:	Trading Symbol(s):	Name of each exchange on which registered:
Common Stock, par value $0.01 per share	SINT	The NASDAQ Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) Change in Officer Position

Effective March 16, 2026, Eric Olson will cease serving as President of SINTX Technologies, Inc. (the “Company”) and will continue to serve as Chairman of the Board and Chief Executive Officer of the Company.

(c) Appointment of President

On February 17, 2026, the Company announced the appointment of Ryan Elmore as President of the Company, effective March 16, 2026. Mr. Elmore will report to the Company’s Chief Executive Officer.

Mr. Elmore has over 20 years of leadership experience in the medical device and life sciences industries, including senior executive roles with responsibility for research and development, commercial operations, and international business expansion. Prior to joining the Company, Mr. Elmore served in various leadership positions at Invibio, a division of Victrex plc. He most recently served as Core Business Director since September 2021, where he was responsible for commercial leadership within advanced biomaterials and medical device markets. From October 2010 to November 2021, he served as Global Head of Sales, with responsibility for global commercial strategy and sales execution.

There are no arrangements or understandings between Mr. Elmore and any other person pursuant to which he was selected as President. There are no family relationships between Mr. Elmore and any director or executive officer of the Company, and there are no related party transactions involving Mr. Elmore that would require disclosure under Item 404(a) of Regulation S-K.

(c)(3) Executive Employment Agreement

In connection with his appointment, the Company entered into an Executive Employment Agreement with Mr. Elmore, effective February 6, 2026, with an employment commencement date of March 16, 2026.

Pursuant to the agreement:

●	Base Salary: $375,000 per year.
●	Annual Bonus: Eligible for an annual cash bonus with a target opportunity of 35% of base salary. Mr. Elmore’s annual bonus for his first year of employment is guaranteed.
●	Sign-On Bonus: $100,000 payable upon commencement of employment, subject to repayment if Mr. Elmore voluntarily terminates employment within twelve months of his start date.
●	Equity Awards: Upon commencement of employment, Mr. Elmore will receive a restricted stock unit award with a grant date value of $300,000, with 20% vesting on the grant date and the remainder vesting in equal installments over the following 24 months, subject to continued employment. He will also be eligible to receive additional equity awards, including awards tied to the achievement of specified international business milestones.
●	Benefits: Eligible to participate in the Company’s employee benefit plans available to senior executives.

The agreement provides that if Mr. Elmore’s employment is terminated by the Company without cause or by Mr. Elmore for good reason, he will be entitled to receive accrued compensation and severance benefits, including a cash payment equal to two times the sum of his base salary and target bonus and continued health benefit coverage (or cash payments in lieu thereof) for up to 24 months, subject to execution of a release of claims. The agreement provides for enhanced severance protections in connection with certain change in control events.

Mr. Elmore’s employment is subject to customary pre-employment conditions, including successful completion of background and drug screening.

The foregoing description of the Executive Employment Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the agreement, which is filed as Exhibit 10.1 hereto and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description
10.1*	Executive Employment Agreement, dated February 6, 2026, by and between SINTX Technologies, Inc. and Ryan Elmore
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Certain immaterial provisions of the Executive Employment Agreement have been omitted pursuant to Item 601(b)(10)(iv) of Regulation S-K because the omitted information is not material and would likely cause competitive harm to the Company if publicly disclosed.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SINTX Technologies, Inc.

Date:	February 18, 2026	By:	/s/ Eric K. Olson
Eric K. Olson
Chief Executive Officer